Exhibit 99.1

FL, Mar 24, 2011 (MARKETWIRE via COMTEX) -- XenaCare Holdings, Inc. (OTCQB: XCHO) announced today that it has elected attorney Carlos J. Bonilla, to the Board of Directors.

Mr. Bonilla, who practices real estate and immigration law, will also assist the company in exploring the possible expansion into various real estate projects which the company has under consideration.

Mr. Bonilla has been an integral part in the legal aspects, acquisition, entitlements, design and project management of large scale international properties. Mr. Bonilla currently represents one of the largest real estate investment groups in the world.

"The addition of Mr. Bonilla to our team is incredibly exciting for us," commented Frank Rizzo, President and CEO of XenaCare. "Mr. Bonilla's expertise and that of our CFO, Bobby Story sharply broaden the scope of our capabilities as a company," he added.

Mr. Bonilla is currently doing business in Canada, the United States and Costa Rica, for contracting, negotiation of investment transactions and closings.

Mr. Bonilla began his career as a real estate licensee, managing an international real estate company doing business throughout Latin America and Asia. Representing brand names such as Marriott Ownership Resorts, Signature Properties, Embassy Vacation Resorts and The Manhattan Club, Mr. Bonilla managed his company's marketing and sales operations in Argentina, Chile, Uruguay, Paraguay, Mexico, Puerto Rico and The Philippines. Mr. Bonilla is fluent in English and Spanish.

About XenaCare Holdings

XenaCare Holdings, Inc. engages in the branding, formulation, marketing, and distribution of nutrition supplement products primarily in the United States. In addition to Cobroxin for the treatment of moderate to severe (Stage 2) chronic pain, the Company's clinical products include XenaCor, which supports the lowering of serum cholesterol, C-reactive protein, and homocysteine levels to support cardiovascular health; XenaTri for lowering triglycerides and raising HDL to support cardiovascular health; and XenaZyme Plus that increases the body's oxygen carrying capacities designed to support digestion. XenaCare's clinical products also comprise body replenishment products. In addition, the company offers formulations for the lifestyle performance market, which consists of sports line for athletes, including SunPill that is formulated to protect the skin when exposed to damaging ultraviolet rays. XenaCare markets its products through the Internet, pharmacies, and doctors offices. The company was founded in 2001 and is based in Boca Raton, Florida.

http://www.XenaCareHoldings.com

Cautionary Note Concerning Forward-Looking Statements

This press release contains forward-looking statements concerning the possible expansion into various real estate projects. Investors are cautioned that these forward-looking statements are not guarantees of future performance and there can be no assurance that the company will pursue any real estate projects. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future events make it clear that any of the anticipated results expressed or implied herein will not be realized. The Company's filings may be accessed at the SEC's Edgar system at www.sec.gov.

Contact:

XenaCare Holdings, Inc.

Frank Rizzo

561-496-6676